PERSONAL AND CONFIDENTIAL

April 29, 2002

Board of Directors
ONI Systems Corp.
5965 Silver Creek Valley Road
San Jose, CA 95138

Re:           Amendment No. 1 to Registration Statement (File No. 333-84614) of CIENA Corporation

Gentlemen:

Attached is our opinion letter, dated March 18, 2002, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.0001 per share (“Company Common Stock”), of ONI Systems Corp. (the “Company”) of the exchange ratio of 0.7104 shares of Common Stock, par value $0.01 per share, of CIENA Corporation (“Ciena”) to be received for each share of Company Common Stock pursuant to the Agreement and Plan of Merger, dated as of February 17, 2002, between Ciena and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions “Summary – Opinion of ONI Systems’ Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – Recommendation of the ONI Systems Board of Directors and Reasons for the Merger,” and “The Merger – Opinion of ONI Systems’ Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.